                                                                     Exhibit 8.1



                        [COOLEY GODWARD LLP LETTERHEAD]



February 13, 1997

Allergan, Inc.
Allergan Specialty Therapeutics, Inc.
2525 Dupont Drive
Irvine, CA 92612

Dear Sir or Madam:

We have acted as United States tax counsel to Allergan, Inc., a Delaware corporation ("Allergan"), and Allergan Specialty Therapeutics, Inc., a Delaware corporation ("ASTI"), in connection with the Distribution Agreement to be entered into between Allergan and ASTI (the "Agreement"). Unless otherwise noted, capitalized terms used herein shall have the same respective meanings given to them in the Agreement.

You have asked us to review the discussion of federal income tax issues contained in Allergan and ASTI's Form S-1 Registration Statement filed in connection with the Agreement (the "Registration Statement"). We have reviewed the discussion and confirm our opinion as set forth in the discussion entitled "Certain Federal Income Tax Considerations" contained in the Registration Statement.

We consent to the reference to our firm under the caption "Certain Federal Income Tax Considerations" included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

Cooley Godward LLP



By: /s/ WEBB B. MORROW III
   ------------------------------
   Webb B. Morrow III

SCP/dp